Exhibit 99.2

EQUITY BANCSHARES, INC. | NYSE: EQBK

has agreed to acquire KansasLand Bancshares, Inc., the parent company of KansasLand Bank

*"We are proud to work with KansasLand Bank to add two new Equity locations in our home state of Kansas," said **Brad Elliott, Equity Chairman & Chief Executive Officer.** "This move underscores our commitment to serving communities across the state, providing people with access to financial services and fostering economic growth. We hope to continue to build lasting relationships and support the aspirations of families and businesses in Lyon and Gove Counties."*

*"We welcome all KansasLand customers and team members. We're honored to have this opportunity to bring these organizations together and serve these communities." said **Levi Getz, Regional President, Western Kansas.***

*"We are pleased to join the Equity Bank family and network. This move will provide our customers unparalleled customer service and access to state-of-the-art financial products and services, while enriching our mission of giving back to our communities." said **Scott Bird, Chairman, President, and CEO of KansasLand Bank.***

On April 22, 2024, Equity Bancshares, Inc. ("Equity") announced the signing of a definitive merger agreement with KansasLand Bancshares. ("KansasLand"), the parent company of KansasLand Bank.

Following completion, Equity will rank **no. 1 in market share** in Gove County, KS with **$93.5** million in deposits.*

The transaction is expected to close in the 2nd quarter of 2024.

TRANSACTION OVERVIEW

Deal Value (thousands):	**$100.0**
Est. Equity 2024E EPS Accretion:	**$0.03 / 0.71%**
Est. Equity 2025E EPS Accretion:	**$0.05 / 1.09%**
Est. Equity TBVPS Earnback:	**~0.28 years**

KANSASLAND HIGHLIGHTS

Headquarters:	**Quinter, Kansas**
Branches:	**2**
Assets (millions):	**$54.5M**
Total Loans (millions):	**$29.1M**
Total Deposits (millions):	**$45.4M**
Loan to Deposits:	**64.24%**

**Market share is based on most recent FDIC deposit data.*

PROFORMA BRANCH FOOTPRINT


QUINTER
EMPORIA
WICHITA
KANSAS
Hutchinson
Dodge City
Manhattan

Media Contact

John J. Hanley
SVP, Chief Marketing Officer
(913) 583-8004
jhanley@equitybank.com

Investor Contact

Brian J. Katzfey
VP, Director of Corp. Dev & IR
(316) 858-3128
bkatzfey@equitybank.com

EQUITY BANCSHARES, INC.